Exhibit 21.1

Subsidiaries of CorEnergy Infrastructure Trust, Inc.
As of December 31, 2015

Subsidiary	State of Incorporation or Formation

CorEnergy BBWS, Inc.	Delaware
Corridor Bison, LLC	Delaware
Corridor Leeds Path West, Inc.	Delaware
Corridor MoGas, Inc.	Delaware
Corridor Private Holdings, Inc.	Delaware
Corridor Public Holdings, Inc.	Delaware
Four Wood Corridor, LLC	Delaware
Grand Isle Corridor, LP	Delaware
Grand Isle GP, Inc.	Delaware
Grand Isle LP, Inc.	Delaware
LCP Oregon Holdings, LLC	Delaware
MoGas Pipeline LLC	Delaware
Mowood Corridor, Inc.	Delaware
Mowood, LLC	Delaware
Omega Pipeline Company, LLC	Delaware
Pinedale Corridor, LP	Delaware
Pinedale GP, Inc.	Delaware
United Property Systems, LLC	Delaware